EXHIBIT 99.1

Press Release	Source: MobilePro Corp.

MobilePro Corp. Issues Letter to Shareholders

Thursday April 21, 8:57 am ET

BETHESDA, Md., April 21 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) President and CEO Jay Wright issued the following letter to shareholders:

Dear Shareholders:

Since I last wrote to you in December, MobilePro has achieved several key milestones, augmented our human capital by adding to our management team, advisory board and board of directors and made progress on a number of strategic initiatives all while sailing the MOBL ship through some choppy waters. Success in tough times is harder but much more rewarding.

Review of Past Four Months and Milestones

In the past 120 days, we have accomplished a great deal. We had our third consecutive quarter of positive EBITDA exclusive of acquisition costs and our first-ever quarterly operating profit inclusive of acquisition-related costs. We generated our fifth consecutive quarter of record revenue, and we achieved an operating profit at each of our three primary operating divisions -- voice, Internet and payphones. When the audit is completed in May, we will know whether we achieved one of our key goals -- our first-ever quarterly positive net income.

We won our first project through our wireless division, Neoreach, and built up a meaningful portfolio of opportunities in that space. We have a couple of high-profile opportunities that we hope to share with you in the coming weeks.

Just last week, we announced plans to launch a new prepaid wireless product aimed at teens, pre-teens and the credit-challenged -- a multi-billion dollar market opportunity. We also expanded our DSL coverage into three populous states -- Ohio, Indiana and Illinois.

We received our first major analyst's endorsement -- Tobin Smith of Changewave -- who issued a "buy" recommendation on our stock.

We integrated our three voice subsidiaries under the CloseCall brand and made great strides toward the completion of the integration of our 10 ISP acquisitions under the Nationwide umbrella. As a result, in my view, MobilePro today is more cohesive than ever before.

People

A great organization is built by great people. MobilePro is fortunate to have significantly strengthened our management, our advisory board and our board of directors during the past four months.

In January, we brought on board Bruce Sanguinetti and John Dumbleton. Bruce runs our wireless division, Neoreach, and has hit the ground running. In addition to supervising our ongoing ZigBee chip development work, Bruce has led our strategic initiative in the Wi-Fi/Wi-Max space. John, a former co- head of sales at Allegiance Telecom, is revamping our ISP sales effort in order to leverage our voice capabilities and drive organic growth companywide.

At the advisory board level, we have added two stars: Bruce Bowman and Phil Otto. Both gentlemen bring distinguished pedigrees with over 65 years' combined experience at firms such as IBM and California Microwave and academic degrees from our nation's top universities. Bruce is assisting us with some technology initiatives related to video on demand and data compression. Phil is helping review some potential wireless acquisitions.

At the board of directors level, we have moved to a six-person board with the addition of three independent directors. This change gives us the requisite board structure to obtain a stock exchange listing. Mike O'Neil and Chris MacFarland moved over to the board of directors from our advisory board. Don Sledge, former CEO of Pacific Telesis International, joined the board in January as a new appointee at the recommendation of Spencer Trask, one of our large shareholders.

In summary, we have the people in place to continue building MobilePro into a large, profitable company.

Strategic Initiatives

While we have spent much of the past 120 days cutting costs, integrating our operations, building our team, increasing awareness of the company and positioning the company for organic growth, we have not ignored the myriad of strategic opportunities that are available to us.

First, we have made good progress lining up funds and institutions to refinance our Airlie debt. While a deal is not yet finalized (and can't be prior to May 15 without Airlie's consent), I can say that the terms we are seeing would allow us to both (a) completely refinance the Airlie debt and (b) significantly cut our cost of capital and improve our cash flow. It is, therefore, one of our highest priorities to close on this refinancing on or about May 15 -- the date we can call the Airlie note. I caution shareholders that as of today the deal is not done and until money is in our bank account it is not a sure thing. However, I am cautiously optimistic at this point.

On the mergers and acquisitions front, we are looking at a half dozen different deals, primarily in the wireless and IP spaces, with cumulative revenue that could roughly double the size of our company and substantially increase its profitability. Although we are under confidentiality obligations, I can say that the quality of our deal flow is higher today, in my judgment, than at any time since I became your CEO 16 months ago. We will continue to aggressively pursue good opportunities as we strive to hit my personal goal of $200-plus million in annualized revenue by the end of the year.

On the listing front, we have been looking at several possible strategies. Our first choice would be to merge into a currently listed company via a "reverse" merger. We have had preliminary discussions with potential partners and are actively pursuing this angle. As a second alternative, we are looking at the potential merit of a listing on the AIM division of the London Stock Exchange as a means to allow institutional investors (including UK institutions) to invest in a "listed" security. One potential benefit of an AIM listing is that no reverse split would be required because Europeans are more accustomed to lower price stocks and don't view a low price as a negative as many U.S. funds do. A third strategy would be to build our stock price to the 50-cent level and then look at applying for a listing on a U.S. exchange or Nasdaq. In all cases, I am opposed to a reverse split unless there is some easily identifiable source of value that would occur at the time of such event, such as a merger or financing.

We also are making excellent progress on the investment bank front. We have established several relationships with quality investment banks that we believe will bear fruit over the coming months. While we have not limited ourselves to a single firm (and do not intend to), we will be working with a short list as we look to continue building MobilePro via strategic acquisitions, a potential "reverse" merger, quality refinancing and financings, and building institutional support in our stock.

Despite our progress, our stock price has been under pressure since January. Compared to a year ago, we have revenues about 30 times higher, positive EBITDA and, in my view, a stronger management team, a quality group of independent board members, a broader national reach, expanded wireless capabilities and better growth prospects. Our stock, however, is barely more than half of what it was at its peak in the spring of 2004. To me, this decline is unwarranted. I will, therefore, be requesting from our audit committee and outside counsel permission to increase my 10b5-1 buying program and hope to be able to buy more of our stock in the months to come.

In closing, I would like to thank you for being terrific shareholders and sticking through this rough patch with me. I am proud to be your CEO.

All my personal best,

Jay O. Wright
President and Chief Executive Officer
MobilePro Corp.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, Md. The company is focused on creating shareholder value by developing and deploying wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040 or by e-mail at jwright22@closecall.com . For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com .

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-K for the fiscal year ended March 31, 2004 and its Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.

Source: MobilePro Corp.